Exhibit 10.1

TRIZETTO GROUP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

TRIZETTO GROUP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Table of Contents

Article	Title	Page

ARTICLE I	Definitions	I-1

ARTICLE II	Administration	II-1

ARTICLE III	Eligibility and Participation	III-1

ARTICLE IV	Deferral Elections and Company Contributions	IV-1

ARTICLE V	Participant Accounts and Investment of Deferred Amounts	V-1

ARTICLE VI	Plan Benefits and Distributions	VI-1

ARTICLE VII	Amendment and Termination	VII-1

ARTICLE VIII	Miscellaneous	VIII-1

TRIZETTO GROUP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

PURPOSE

Trizetto Group, Inc. (the “Company”) hereby establishes the Trizetto Group, Inc. Executive Deferred Compensation Plan (the “Plan”) effective as of June 30, 2005, to retain and reward a select group of management or highly compensated employees of the Company. The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who contribute or who are expected to contribute substantially to the success of the Company with the opportunity to defer the receipt of compensation.

ARTICLE I

Definitions

(a) “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account and/or his/her Company Contribution Account. These Accounts are bookkeeping accounts that represent a Participant’s hypothetical interest with respect to the amounts credited to such Accounts in accordance with Article V.

(b) “Board” or “Board of Directors” shall mean the board of directors of the Company.

(c) “Change in Control” shall mean any of the following:

(i) A change in ownership of a substantial portion of the Company’s assets (as defined by Code Section 409A and the Treasury Regulations thereunder);

(ii) Any one person, or more than one person acting as a group (as defined by Code Section 409A and the Treasury Regulations thereunder), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

(iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by at least three-fourths of the members of the Board prior to the date of the appointment or election (including new members whose election or nomination was so approved).

(d) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

(e) “Company” shall mean Trizetto Group, Inc. and its successors.

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(f) “Company Contribution Account” shall mean an Account established pursuant to Article V.

(g) “Deferred Compensation Account” shall mean an Account established pursuant to Article V.

(h) “Deferred Compensation Committee” or “Committee” shall mean the Compensation Committee, appointed by the Company to administer the Plan.

(i) “Disabled” shall mean that a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or expected to last for a continuous period of not less than 12 months, (1) is unable to engage in any substantial gainful activity, or (2) has received income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(j) “Effective Date” shall mean June 30, 2005.

(k) “Participant” shall mean any employee of the Company who is covered by this Plan as provided in Article III.

(l) “Plan” shall mean the Trizetto Group, Inc. Executive Deferred Compensation Plan hereby created and as it may be amended from time to time.

(m) “Plan Administrator” shall mean the Company.

(n) “Plan Year” shall mean the period beginning June 30 and ending December 31, 2005, and thereafter, the 12-month period ending on December 31.

(o) “Retirement” shall mean the date of qualified retirement under the Trizetto Group, Inc. 401(k) Plan.

(p) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident to an immediate family member (meaning a spouse or dependent within the meaning of Section 152(a) of the Code), loss of participant’s property due to casualty, or other similar extraordinary circumstance within the meaning of Section 409A of the Code.

(q) “Year of Participation” shall mean each consecutive 12-month period beginning on the effective date of the Participant’s first deferral election made in accordance with Article IV and each anniversary date thereafter.

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ARTICLE II

Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) To determine all questions relating to the eligibility of employees to participate or continue to participate;

(B) To maintain all records and books of account necessary for the administration of the Plan;

(C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) To compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

(E) To process claims for benefits under the Plan by Participants or beneficiaries;

(F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2) The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c) Claims and Appeal Procedure for Denial of Benefits. A Participant or a beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or beneficiary determines the distribution procedures of the Plan have not provided him with his/her proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s

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written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. The Plan Administrator’s notice to the Claimant must set forth:

(1) The specific reason for the denial;

(2) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3) A description of any additional material and information needed for the Claimant to perfect his/her claim and an explanation of why the material or information is needed; and

(4) That any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his/her failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his/her appeal.

(d) If the Claimant should appeal to the Plan Administrator, he, or his/her duly authorized representative, must submit, in writing, whatever issues and comments he, or his/her duly authorized representative, believes are pertinent. The Claimant, or his/her duly authorized representative, may review pertinent Plan documents. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within a reasonable period of time of the Claimant’s written request for review.

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ARTICLE III

Eligibility and Participation

(a) Eligibility. The Company, in its sole discretion, shall determine those key management and highly compensated employees eligible to participate in the Plan. Accordingly, an employee of the Company who, in the opinion of the Committee based upon its then current guidelines, has contributed or is expected to contribute significantly to the growth and successful operations of the Company and who meets any additional criteria for eligibility that the Committee, in its sole discretion, may adopt from time to time, will be eligible to become a Participant.

(b) Participation. An eligible employee shall become a Participant upon receiving notification from the Committee and, if required, the timely filing of elections pursuant to Article IV.

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ARTICLE IV

Deferral Elections and Company Contributions

(a) Deferral Procedures.

(1) Any Participant may elect to defer, for any calendar year, up to 75 percent of his/her base salary and/or 100 percent of any commissions and/or cash bonuses earned during such calendar year as may be permitted by the Plan Administrator in its discretion. The minimum deferral amount is $5,000 per calendar year.

(2) (A) Any deferral election permitted under this paragraph (a) shall be in writing, signed by the Participant. Any election to defer a portion of base salary or all or a portion of any commissions must be delivered to the Plan Administrator prior to the January 1 of the calendar year in which the base salary or commissions to be deferred are otherwise earned. Any election to defer a bonus must be made prior to the January 1 of the calendar year in which the bonus is to be earned. However, any election to defer a bonus that is based on at least a 12-month performance period, as described in Code Section 409A, must be made at least six (6) months prior to the end of the performance period on which the bonus is based, and before its payment is substantially certain to occur.

(B) Notwithstanding the foregoing, an election may be made by a Participant to defer base salary, commissions or bonuses earned subsequent to his/her deferral election within the 30-day period following a Participant’s initial eligibility to participate in the Plan, in which case the election shall take effect on the first day of the calendar quarter following the date of the election.

(3) A Participant’s deferral election shall be irrevocable from its effective date until the end of the calendar year.

(4) A Participant must submit a new deferral election form for each Plan Year. If a Participant fails to submit the appropriate election form for any Plan Year, the Participant will be deemed to have elected not to defer under the Plan for the Plan Year to which such election would apply.

(b) Election Forms. Any election by a Participant under this Article IV shall be made on a form or forms prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amount of compensation to be deferred.

(c) Company Contributions. As of each Plan Year, the Company may credit a Participant with a discretionary Company Contribution.

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ARTICLE V

Participant Accounts and Investment of Deferred Amounts

(a) In General.

(1) Any compensation deferred pursuant to this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account, a bookkeeping account maintained in the name of the Participant. The Deferred Compensation Account shall be credited at least annually with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(2) Company contributions, if any, credited to a Participant pursuant to this Plan shall be recorded by the Plan Administrator in a Company Contribution Account, a bookkeeping account maintained in the name of the Participant. The Company Contribution Account shall be credited with all amounts that have been contributed by the Company during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(3) All amounts that are credited to a Participant’s Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.

(b) Subject to Claims. The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant’s Accounts will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

(c) Crediting of Earnings on Accounts.

(1) The Plan Administrator shall allow a Participant to make a hypothetical allocation of the amounts credited to his/her Accounts among investment options/indices that the Plan Administrator shall make available from time to time. The Plan Administrator shall establish procedures regarding Participant investment allocations as are necessary, which procedures shall be communicated to the Participants.

(2) A Participant’s Accounts shall be credited at least annually with notional earnings equal to the aggregate/weighted average return on the investment options/indices selected by the Participant, less expenses.

(d) Valuation; Annual Statement. The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Account shall be valued as of the last day of each Plan Year or

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more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his/her Accounts.

(e) Establishment of Trust.

(1) The Company may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

(2) The Company, in its sole discretion, and from time to time, may make contributions to the Trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(f) Alternative Funding Vehicles. In addition to, or in place of, creating and maintaining a rabbi trust, the Company may implement other financing arrangements for the purpose of paying some or all of the benefits provided under this Plan.

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ARTICLE VI

Plan Benefits and Distributions

(a) Plan Benefits. Upon termination of employment for any reason, a Participant will be entitled to a benefit equal to his/her vested Account balance as determined in accordance with this Article. Notwithstanding any other provision to the contrary herein or in a Participant’s elections hereunder, the Plan Administrator may in its sole discretion suspend the commencement of payments if the Plan Administrator determines that earlier payment would violate Section 409A of the Code. In the case of such a suspension, the Plan Administrator shall make any payments (and any notional earnings thereon) that would otherwise have occurred within the suspension period as soon as administratively practicable after it ends.

(b) Timing of Payment.

(1) In the event that a Participant terminates employment for any, payment shall commence as soon as administratively possible following the participant’s termination of employment.

(2) Not later than the deadline for submitting deferral elections under Article IV, a Participant can elect to receive a lump sum payment created and generated by the contribution or a portion of the contribution for a Plan Year without terminating employment. The benefit payment will be received as soon as administratively possible following the January 1 of a chosen year at least five (5) years after the end of the Plan Year in which the contribution(s) was first eligible for payment. In the absence of a timely election hereunder, payment to the Participant shall occur in one lump sum payment.

(3) In the event of an Unforeseeable Emergency (as determined by the Plan Administrator in its discretion based on any documentation and factors that it may reasonably request or consider), payment will be made to the Participant as soon as administratively possible.

(c) Vesting of Amounts Credited to Participants.

(1) (A) The amount credited to a Participant’s Company Contribution Account for each Plan Year shall vest in accordance with the following schedule (which is intended to mirror the schedule in effect under the Company’s 401(k) plan):

Years of Service	Vested Percentage
Less than three years	0%
Three years or more	100%

(B) A Participant shall be at all times fully vested in his/her/her Deferred Compensation Account.

(C) Notwithstanding (A) above, a Participant shall become fully vested in amounts credited in his/her Company Contribution Account upon a Change in Control.

(2) Upon a Participant’s termination of employment with the Company, the nonvested interest in his/her Accounts, if any, shall be forfeited.

(3) The Plan Administrator may establish such accounting procedures as are necessary to accurately reflect each Participant’s vested interest in contributions and earnings thereon that are credited to his/her Accounts.

(d) Form of Benefit Payment.

(1) Upon commencing participation in the Plan, and at each open enrollment, a Participant shall elect to have all or a portion of his/her contribution to the Plan that is credited after the effective date of the election paid in one or more of the following forms of payment:

(A) a lump sum, or

(B) 5 annual installments, or

(C) 10 annual installments. Or

(D) 15 annual installments,

Such election shall be made in accordance with the forms provides by the Plan Administrator.

(2) In the event a Participant elects to receive all or a portion of his/her benefit in installment payments, each such payment shall be equal to the balance in the Participant’s Accounts as of the end of the valuation date immediately preceding the date of payment, divided by the number of payment years remaining (the “Factor”). For example, if a Participant elected 5 annual installments, the Factor for each installment payment is as shown below:

5 Year Installment

Payment	Factor
1	5
2	4
3	3
4	2
5	1

(3) At least one year prior to the date a Participant’s benefit would be distributed under the Plan, the Participant may, subject to the approval of the Plan Administrator,

modify his/her election as to the form of benefit payment, to the extent permitted under the second election rules set forth in and under Section 409A of the Code.

(4) If the Participant fails to make an election as to the form of benefit payment at the time he commences participation in the Plan, the Participants’ benefit shall be paid in the form of a lump sum.

(5) Notwithstanding the foregoing, if a Participant’s vested balance in his/her Account is less than $10,000 at the time of distribution, payment will be made in the form of a lump sum.

(e) Payment to Beneficiary.

(1) If the Participant dies before benefits have commenced under the Plan, the amounts credited to the Participant’s Accounts shall be paid to his/her beneficiary or beneficiaries designated to receive such benefits in a lump sum.

(2) If the Participant dies after benefits have commenced but before he/she has received all of his/her benefits under the Plan, any unpaid amounts installments shall continue to the then designated beneficiary until all benefits are paid.

(3) A designation of beneficiaries shall be made on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator. If the Participant has designated no beneficiary, or if no beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his/her estate. In the event of any dispute as to the entitlement of any beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(f) Accounting Procedures. The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Article.

ARTICLE VII

Amendment and Termination

(a) In General. The Plan may be amended or terminated at any time, or from time to time, by the Company. Any such amendment shall be ratified and approved by the Company’s Board of Directors.

(b) Effect of Amendment. No such amendment shall affect the rights of any Participant with respect to any amounts credited to the Accounts of a Participant prior to such amendment.

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ARTICLE VIII

Miscellaneous

(a) Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company. No Participant in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.

(d) Recordkeeping. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

(e) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

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(f) State Law. This Plan shall be construed in accordance with the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in accordance with the laws of [state] to the extent not preempted by ERISA or other federal law.

(g) Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidated of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VII.

(h) Liability Limited. In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(i) Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his/her beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

(j) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with their participation in the Plan (including any taxes arising under Section 409A of the Code). Neither the Company, the Plan Administrator, nor their affiliates, nor any of their directors, agents, or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company, acting through the Plan Administrator, shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any deferral or distribution election form in any manner that the Plan Administrator determines in good faith to be necessary (i) to conform with the requirements of Section 409A of the Code, (ii) to revise, to the minimum extent necessary, any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions

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pursuant to the Plan at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Administrator permits second elections to defer in accordance with Section 409A(a)(4)(C). The Plan Administrator shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all benefits hereunder.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on this _____ day of ________________, 2005.

TRIZETTO GROUP, INC.

By:

Title:

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